Exhibit 10.16

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 28 day of August 2023 (the “Effective Date”), by and between:

1.	NRGene Technologies Ltd., a company incorporated under the laws of the State of Israel, with registered offices at 5 Golda Meir St., Ness Ziona 7403649, Israel (“NRGene IL”);

2.	NRGene Canada Inc., a company incorporated under the laws of the Country of Canada, with registered offices at 101-110 Research Drive, Saskatoon, Saskatchewan S7N 3R3, Canada (“NRGene CN”); and

3.	Above Food Corp., a company incorporated under the laws of the Province of Saskatchewan, with registered offices at 001-2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7 (the “Purchaser”).

Each of NRGene IL, NRGene CN and the Purchaser shall be referred to herein as a “Party”, and together as the “Parties”.

WHEREAS:

A.	NRGene IL and NRGene CN (together, the “Sellers” and each, a “Seller”) own or holds the rights in and to, the tangible and/or intangible, as applicable, assets or rights related to or in connection with the Acquired Assets (as defined below) as further described hereunder, which together allow for the operation of a cloud based AI-genomic tool that when combined with an extensive genomic database enabling the design of significantly shorter and cost effective breeding processes for developing new varieties of crop plants, trait discovery and trait development with regard to the Products (the “Ongoing Activities”);

B.	The Parties have executed that certain Escrow Agreement, dated July 26, 2023 (the “Escrow Agreement”), as a pre-condition to entering into this Agreement and Purchaser has deposited with the Escrow Agent (as defined in the Escrow Agreement) the sums required thereunder;

C.	The Parties wish to carry out the purchase by the Purchaser from the Sellers of the Acquired Assets all in accordance with the terms and conditions set forth herein;

NOW THEREFORE, the Parties agree as follows:

1.	Definitions

1.1.          In addition to terms defined elsewhere, the following terms shall have the following meanings:

Acquired Assets	The NRGene IL Acquired Assets together with the NRGene CN Acquired Assets, as both are defined in Section 1.2.
Affiliate

An entity controlling, controlled by or under common control with a person and if such entity is a natural person, then an immediate family member of such person. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity, and shall include the holding of 50% or more of the issued and outstanding share capital, voting rights or other ownership interests of such entity, or the right to appoint 50% or more of the directors (or the equivalent thereof) in such entity.

Canola CR Product

Any product which (i) comprises, utilizes, is based on or incorporates a component from the Canola CR Project License (as defined under Section 2.1.2); or (ii) is manufactured with the use of the Canola CR Project License.

Canola Protein Product

Any product which (i) comprises, utilizes, is based on or incorporates a component from the Canola Protein Project License (as defined under Section 2.1.3); or (ii) is manufactured with the use of the Canola Protein Project License.

Cash Consideration	$2,500,000 CDN minus the Escrow Amount (as defined in the Escrow Agreement) which shall be applied in accordance with the Escrow Agreement.
Contract	Means any oral or written agreement, contract, licence, undertaking, engagement or commitment of any nature.
Equity Consideration

Common Shares of the Purchaser, worth $10,000,000 CDN calculated as of the date of the IPO (as defined below), free and clear from any restriction, limitations on possession and trade, and freely tradeable other than as defined in this Agreement and the Lock-Up Agreement (as described herein), and shall have the same rights as to those granted to the shares listed under the IPO.

First Commercial Sale

Means with respect to Products, the date of the first sale for use (or consumption by any party), or other commercialization of any of the Products by the Purchaser and/or any of its Affiliates or Sub-licensees following the issuance of the first invoice with commercial value generating Revenues.

Gross Sales

The gross selling or commercializing price of each Product as invoiced by the Purchaser and/or its Affiliate and/or its Sub-licensee, determined in accordance with generally accepted accounting principles.

Hemp Product

Any product which (i) comprises, utilizes, is based on or incorporates a component from the Project H License (as defined under Section 2.4.4); or (ii) is manufactured with the use of the Project H License.

Intellectual Property

All intellectual property, whether or not patentable or registered, including without limitation, algorithms, brands, business methods, computer programs, computer software, concepts, confidential information, firmware, composition of matter or materials, certification marks, collective marks, customer lists, data, databases, designs, conceptions, discoveries, distributor lists, documents, file layouts, ideas, improvements, industrial designs, information, innovations, inventions, know-how, logos, manufacturing information, materials, methods original works of authorship and derivative works thereof, plans, processes, proprietary technology, reputation, research results, research records, service marks, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trademark applications, patent, patent applications, trade dress, trade names, trade styles, and technical information.

Intellectual Property Rights

All intellectual property rights, including without limitation, rights in Intellectual Property, trade secret rights, copyright rights, rights in trademarks, goodwill in trademarks, patents, and patent applications.

Licenses	The Project P License, Project H License, Canola CR Project License the Canola Protein Project License, and the TraitMAGIC License collectively.

Material Adverse Change or Material Adverse Effect

Means, with respect to any event, matter or circumstance, any change or effect that individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to any of the Acquired Assets and the operations, liabilities, capital, condition (financial or otherwise) or results of operation, of the Sellers;

(ii)       materially adversely affects the ability of the Purchaser to conduct operations of the Ongoing Activities with respect to the Acquired Assets after the Closing Date substantially as the Ongoing Activities have been conducted to the date of this Agreement or otherwise envisioned by the Parties in this Agreement;

provided, however, that a Material Adverse Change or Material Adverse Effect does not include a change or effect with or a dollar value, if monetized, of less than $1,000,000; or that is caused by (A) the execution or announcement of the execution of this Agreement, (B) changes in general economic, financial, regulatory or market conditions affecting the Acquired Assets, the Ongoing Activities or of any of their competitors (so long as the Ongoing Activities are not disproportionately affected thereby and the Sellers knew, or ought to have anticipated, behaving reasonably, that such changes were imminent or likely and that the Ongoing Activities were likely to be disproportionately affected by such changes), (C) any changes in law, (D) any changes in generally accepted accounting principles, and (E) any acts of war or terrorism.

Pea Product

Any product which (i) comprises, utilizes, is based on or incorporates a component from the Project P License (as defined under Section 2.4.3); or (ii) is manufactured with the use of the Project P License

Products	The Canola CR Product, the Canola Protein Product, the Hemp Product and the Pea Product, collectively.
Retained Assets	The NRGene IL Retained Assets (as defined in Section 2.3) and the NRGene CN Retained Assets (as defined in Section 2.4.6).
Revenues	The Pea Product Revenues, Hemp Product Revenues, Canola CR Product Revenues, and the Canola Protein Product Revenues, collectively (as such terms are defined in Section 5.4).
Royalty Consideration

The collective consideration from all Revenues derived from the Licenses, in effect as of the First Commercial Sale for an unlimited time period, as further detailed under Section 5.4 and subject to the Optional Exit Fees described in Section 5.4.9.

Sub-licensee	Any sub-licensee, purchaser or transferee of the rights granted to Purchaser under this Agreement.
TraitMAGIC	The trait development technology (TraitMAGIC™), and, know-how, protocols and procedures as more fully detailed in Section 2.1.1.
Transaction Documents	As defined in Section 8.4.1.
Transferred Personnel	Certain employees and/or consultants employed or engaged by NRGene CN, who shall accept offers of employment from the Purchaser upon Closing subject to the terms herein, including the General Manager, Canola Project Leader, development team (3 personnel), lab manager and team (3 personnel), the controller, and an administrative assistant.

1.2.          Gender and Number. Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3.          Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.4.          Currency. All references in this Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

1.5.          Certain Phrases, etc. In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (i) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

1.6.          Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Purchaser, it will be deemed to refer to the knowledge of Jason Zhao Lionel Kambeitz, and Jason Danielson (but without any personal liability) in each case after due and diligent inquiry of such Person. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Vendor or the Corporation, it will be deemed to refer to the knowledge of Ehud (Udi) Belder, Gil Ronen and Yaakov (Kobi) Baruch (but without any personal liability) after due and diligent inquiry of such Person.

1.7.          Accounting Terms. All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS.

1.8.          References to Persons and Agreements. Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, the term “Agreement” and any reference in this Agreement to this Agreement, includes, and is a reference to, this Agreement, or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

1.9.          Statutes. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced.

2.	Acquisition of Assets

2.1.          Subject to the terms and conditions of this Agreement, at the Closing, NRGene IL hereby sells, conveys, transfers, and assigns to the Purchaser all rights, title, and interest in the NRGene IL Acquired Assets (as defined herein) and in the Intellectual Property Rights therein. NRGene IL agrees to deliver to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from NRGene IL the following assets which shall include all Intellectual Property Rights therein, unless restricted or limited by third party rights and obligations, and excluding all Intellectual Property with respect to the TraitMAGIC (collectively, the “NRGene IL Acquired Assets”):

2.1.1.       A perpetual, non-exclusive, non-transferable, non-sublicensable, payable, royalty free license to the TraitMAGIC, subject to Purchaser’s obligation not to, directly or indirectly, compete with the Sellers’ activities as of the Closing in the field of Seedlings and/or Black Soldier Fly including outside of the territory of Canada, with such non-competition obligations more particularly set out in Section 11.3 herein (the “TraitMAGIC License”) attached hereto as Schedule 2.1.1. A license agreement between NRGene IL and Purchaser outlining these terms and a complete definitional schedule of the scope of the licensed TraitMagic technology, under the TraitMAGIC License, will be provided within the conditions precedent to closure of this Agreement.

2.1.2.       A perpetual, exclusive, transferable and royalty-bearing license to all Intellectual Property, and know-how related to Project No. 1002917 and Project No. 982833, conducted in collaboration with the National Research Council Canada (“Canola CR Projects” accordingly), as detailed in the Industrial Research Assistance Program Contribution Agreements attached hereto as Schedule 2.1.2, (“IRAP Agreements” and “Canola CR Project License”, accordingly). A license agreement between NRGene IL and Purchaser outlining these terms and a complete definitional schedule of the scope of the licensed Intellectual Property and know-how, under the Canola CR Project License, will be provided within the conditions precedent to closure of this Agreement.

2.1.3.       A perpetual, exclusive, transferable and royalty-bearing license to all Intellectual Property, and know-how related to the canola protein project (“Canola Protein Project” and “Canola Protein Project License”, accordingly) attached hereto as Schedule 2.1.3. A license agreement between NRGene IL and Purchaser outlining these terms and a complete definitional schedule of the scope of the licensed Intellectual Property and know-how, under the Canola Protein Project, will be provided within the conditions precedent to closure of this Agreement.

2.1.4.       United States Patent Application Ser. No. 63/443744 and Patent Application Ser. No. 63/525688, and the complete subject matter of each of said applications, which shall be assigned to Purchaser upon execution of the Patent Assignment letters attached hereto as Schedule 2.1.4.

2.1.5.       All canola and rapeseed germplasm material, including all documented pedigree information, genomic data and genomic marker information, documented phenotypes and chemotypes.

2.2.          Optional Support Services. Purchaser will have the irrevocable option, for a period of twenty four (24) months following the Closing, to acquire from the Sellers, bioinformatic and genomic support services detailed under Schedule 2.1.1, for the operation of the TraitMAGIC technology for an annual fee of $250,000 CDN (the equivalent of one full-time employee).

2.3.          NRGene IL shall retain all of its right, title and interest in and to, the assets of NRGene IL other than the NRGene IL Acquired Assets (collectively, the “NRGene IL Retained Assets”) including, inter alia and without derogating from the generality of the foregoing, all Intellectual Property, know-how, assets, team and obligations with respect to the Seedlings and Black Soldier Fly projects, and any and all databases and software.

2.4.          Subject to the terms and conditions of this Agreement, at the Closing, NRGene CN hereby sells, conveys, transfers, and assigns to the Purchaser all rights, title, and interest (excluding existing customers) in the NRGene CN Acquired Assets (as defined herein) and in the Intellectual Property Rights therein. NRGene CN agrees to deliver to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from NRGene CN the following assets which shall include all Intellectual Property Rights therein, unless restricted or limited by third party rights and obligations (collectively, the “NRGene CN Acquired Assets”):

2.4.1.       An assignment of the leases of the properties currently leased by NRGene CN, i.e., its office and lab facilities in Saskatoon of approximately 3,779.63 sq. ft., as well as its greenhouse area of approximately 200 sq. ft., as evidenced by the execution of the Landlord and the Sublandlord Consent Letter attached hereto as Schedule 2.4.1, by the premises landlord the University of Saskatchewan and sublandlord Saskatchewan Opportunities Corporation. A copy of the leases and all rules and regulations issued under the leases by the sublandlord and the landlord relating to the premises are attached hereto as Schedule 2.4.1(b).

2.4.2.       All lab equipment, documented processes, devices and associated documentation, as well as all existing lab notebooks, however excluding all lab customers of NRGene CN, all estimated at a cost of $827,000 CDN with a capacity (as declared by the manufacturer of said equipment) of producing 200,000 samples per year (as of the Effective Date), excluding any potential accrued costs of setup, calibration, and employee training all as detailed in the list of fixed assets attached hereto as Schedule 2.4.2(a) (“Lab Equipment”), as evidenced by the Bill of Sale attached hereto as Schedule 2.4.2(b).

2.4.3.       A perpetual, exclusive, transferable and royalty-bearing license to all NRGene CN Intellectual Property, and know-how related to the collaborative project for development of innovative ways of breeding for pea plant protein (“PIC Project (Pea)”), all as detailed under the Master Project Agreement entered into by and between NRGene CN, Protein Industries Canada Inc. (“PIC”), Farmer’s Business Network Canada, Inc. (“FBN”), Pete Giesbrecht (“Pulse Genetics”) and Fresh Hemp Foods Ltd., dated 24th of June, 2021, (“MPA”), all in accordance with the terms of the MPA (“Project P License”) attached hereto as Schedule 2.4.3. A license and assignment agreement between NRGene CN and Purchaser outlining these terms and a complete definitional schedule of the scope of the licensed Intellectual Property and know-how, under the Project P License, will be provided within the conditions precedent to closure of this Agreement.

 2.4.4.      A perpetual, exclusive, transferable and royalty-bearing license to all NRGene CN Intellectual Property, and know-how related to the collaborative project for development of innovative ways of breeding for hemp plant protein (“PIC Project (Hemp)”), all as detailed under the MPA by and between NRGene CN, PIC, FBN, Pulse Genetics and Fresh Hemp Foods Ltd. (“Project H License”)attached hereto as Schedule 2.4.4. A license and assignment agreement between NRGene CN and Purchaser outlining these terms and a complete definitional schedule of the scope of the licensed Intellectual Property and know-how, under the Project H License, will be provided within the conditions precedent to closure of this Agreement.

2.4.5.       All contracts, agreements, understandings, undertakings, commitments and other arrangements, relating to the Canola CR Project, the Canola Protein Project, PIC Project (Pea) and PIC Project (Hemp), including without limitation: (i) the MPA; (ii) the Intellectual Property Royalty Agreement dated as of March 24, 2022 and executed by and between NRGene CN and Pulse Genetics, (iii) the Intellectual Property Royalty Agreement dated as of March 23, 2022 and executed by and between NRGene CN and FBN; and (iv) the IRAP Agreements (collectively, the “Assigned Contracts”).

2.4.6.       The Transferred Personnel, subject to such employees and/or consultants resignation from NRGene CN and their entering into an engagement with the Purchaser under the terms that will be agreed on by said Transferred Personnel and Purchaser.

2.5.          NRGene CN shall retain all of its right, title and interest in and to, the assets of NRGene CN other than the NRGene CN Acquired Assets (collectively, the “NRGene CN Retained Assets”), including, inter alia and without derogating form the generality of the foregoing, all Intellectual Property, know-how, assets, team and obligations with respect to the Seedlings and Black Soldier Fly projects, and any and all databases and software.

2.6.          Assignment of the Assigned Contracts. This Agreement shall constitute an assignment to the Purchaser of the benefit of all of the Assigned Contracts, in each case, with effect from Closing. This Agreement also constitutes, as of the Closing Date, Purchaser’s assumption and acceptance of NRGene CN’s rights, liabilities and obligations pursuant to the applicable Assigned Contracts, (the “Assumption”). For the sake of clarity, Purchaser’s Assumption is conditional upon NRGene CN obtaining any required third party approvals for the assignment to become effective. The Sellers shall use best efforts and take all steps reasonable necessary, in cooperation with the Purchaser, prior to the Closing, in order to obtain any third party consent to assignment or novation of an Assigned Contract which is required and shall ensure to execute the Assignment Agreements attached hereto as Schedule 2.6. As a condition precedent to this transaction, NRGene CN has or will acquire all necessary consents to assignment and will confirm to Purchaser that there are no outstanding limitations or obligations of NRGene CN which would prohibit or inhibit the ability of NRGene CN to assign/license the Intellectual Property and know-how and other general contractual obligations under any of the Assigned Contracts or any other contracts, agreements, understandings, undertakings, commitments and other arrangements (whether written or oral), relating to the Canola CR Project, the Canola Protein Project, PIC Project (Pea) and PIC Project (Hemp), or would inhibit or prohibit in any way Purchaser from practicing or using the licensed Intellectual Property or Know-how or otherwise assuming the position of NRGene CN in the Assigned Contracts or related relationships as intended by the parties and otherwise outlined herein.

2.7.          For the avoidance of doubt, the Acquired Assets shall not include any customer lists, databases and any other customer information of the Sellers existing customers.

2.8.          Without limiting the generality of the foregoing and subject to the provisions of Sections 5.4 and 6, upon Closing, the Sellers expressly authorize the Purchaser to collect, demand, sue for, enforce, recover and receive, dispose of, realize or enforce any of the Licenses as the Purchaser may deem advisable.

3.	Liabilities

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will assign to the Purchaser, and the Purchaser will assume and be solely responsible for any liability related to the Acquired Assets that arise and accrue as of and subsequent to the Closing (the “Assumed Liabilities” and each an “Assumed Liability”). The Sellers will retain and the Purchaser will neither assume nor be responsible for every other liability of the Sellers which shall not constitute an Assumed Liability.

4.	Conveyance and Assumption

The sale, conveyance, transfer, assignment and delivery to the Purchaser of the Acquired Assets, as herein provided, shall be affected by such bills of sale, assignments and other instruments of transfer and conveyance as may be necessary to vest in the Purchaser, as relevant, the respective rights, benefits, title and interests in and to the Acquired Assets, free and clear of any security interest, liens, restrictions, option, adverse claim, right of others or encumbrances of any kind (“Encumbrances”), except as otherwise provided in this Agreement.

5.	Consideration

5.1.          Cash Consideration.

5.1.1.       In consideration for the NRGene IL Acquired Assets, and all covenants and undertakings of NRGene IL hereunder and subject to the other terms and conditions of this Agreement, the Purchaser shall pay to NRGene IL, at the Closing, $ 1,100,000 CN out of the NRGene IL Cash Consideration, excluding VAT and any other similar taxes, in addition to any royalties or equity consideration to which NRGene IL is entitled to in accordance with the terms of this Agreement. If such taxes would apply to any payment hereunder by Purchaser to NRGene IL and withholding by the Purchaser with respect to such amounts will be required, then the Purchaser shall gross-up such amounts. For the avoidance of doubt, the Escrow Amount (as defined in the Escrow Agreement) shall be applied against the portion of the Cash Consideration in accordance with the Escrow Agreement.

5.1.2.       In consideration for the NRGene CN Acquired Assets, and all covenants and undertakings of NRGene CN hereunder and subject to the other terms and conditions of this Agreement, the Purchaser shall pay to NRGene CN, at the Closing, $ 1,400,000 CN out of the Cash Consideration, excluding VAT and any other similar taxes, in addition to any royalties to which NRGene CN is entitled to in accordance with the terms of this Agreement. If such taxes would apply to any payment hereunder by Purchaser to NRGene CN and withholding by the Purchaser with respect to such amounts will be required, then the Purchaser shall gross-up such amounts. For the avoidance of doubt, the Escrow Amount (as defined in the Escrow Agreement) shall be applied against the portion of the Cash Consideration in accordance with the Escrow Agreement.

5.1.3.       At the Closing Date the Purchaser shall submit the applicable portion of the Cash Consideration to NRGene IL in Canadian Dollars by bank transfer of immediately available funds to the bank account of the NRGene IL designated to the Purchaser prior to the execution of this Agreement or in such other manner, as agreed between the Parties.

5.1.4.       At the Closing Date the Purchaser shall submit the applicable portion of the Cash Consideration to NRGene CN in Canadian Dollars by bank transfer of immediately available funds to the bank account of the NRGene CN designated to the Purchaser prior to the execution of this Agreement or in such other manner, as agreed between the Parties.

5.2.          Any payment of the Cash Consideration by the Purchaser to the Sellers pursuant to this Section 5 shall be paid against an issuance of a valid tax invoice by the applicable Seller.

5.3.          Equity.

5.3.1.       In consideration for the NRGene IL Acquired Assets, and all covenants and undertakings of the Sellers hereunder and subject to the other terms and conditions of this Agreement, and in addition to any other consideration to which NRGene IL is entitled to under this Agreement, the Purchaser shall issue to NRGene IL, at the Closing, the Equity Consideration.

5.3.2.       NRGene IL shall enter into a Lock-Up Agreement in the form attached hereto as Schedule 5.3.2.

5.4.          Royalty Payments

5.4.1.       Purchaser shall pay NRGene CN an amount equal to 10% of all Gross Sales of the Pea Products by Purchaser, its Affiliates and Sublicensees, during an unlimited period commencing as of the First Commercial Sale of the Pea Product (“Pea Product Revenues”).

5.4.2.       Purchaser shall pay NRGene CN an amount equal to 10% of all Gross Sales of the Hemp Products by Purchaser, its Affiliates and Sublicensees, during an unlimited period commencing as of the First Commercial Sale of the Hemp Product (“Hemp Product Revenues”).

5.4.3.       Purchaser shall pay NRGene IL an amount equal to 60% of all Gross Sales of the Canola CR Products by Purchaser, its Affiliates and Sublicensees, during an unlimited period commencing as of the First Commercial Sale of the Canola CR Product (“Canola CR Product Revenues”).

5.4.4.       Purchaser shall pay NRGene IL an amount equal to 60% of all Gross Sales of the Canola Protein Products by Purchaser, its Affiliates and Sublicensees, during an unlimited period commencing as of the First Commercial Sale of the Canola Protein Product (“Canola Protein Product Revenues”).

5.4.5.       With respect to The Project P License, Project H License, and Canola Protein Project License, in the event that the applicable Product contains a component from a certain License, the royalties shall be calculated in accordance with the quantity percentage of said component in the Product.

5.4.6.       With respect to the Canola CR Project License, the royalties shall be calculated as a 100% contribution to the type of commercialization.

5.4.7.       For the avoidance of doubt, the Royalty Consideration payable by the Purchaser shall be subject to Section 5.4.8. The Royalty Consideration shall be calculated and paid to the Sellers on a semi-annual basis, within 60 days from the applicable reporting period (January 1 through June 30, and, July 1 through December 31),. Each payment in respect of the Royalty Consideration will be accompanied by a detailed statement of the Purchaser’s calculation of such payment, using the standard provided in Schedule 5.4.7 (“Calculation”). For a period of thirty (30) days following delivery of such Calculation, the Sellers shall have the right to review the Calculation and will notify the Purchaser in writing, during such thirty (30) day period, if the Sellers have any objection to the Calculation (“Notice of Objection”). The Notice of Objection will state in reasonable detail the basis of the objection and the amount in dispute. The Parties will work expeditiously and in good faith using reasonable commercial efforts in an attempt to resolve the dispute. If no agreement can be reached between the Parties, the dispute may be determined in accordance with Section 13.11. If no Notice of Objection is given by the Sellers within the thirty (30) day period following delivery of the Calculation, the Sellers will be deemed to have accepted the accuracy of the Calculation and the Calculation will be final and binding upon the Parties.

5.4.8.       Notwithstanding anything else contained herein, the Royalty Consideration shall include all revenues generated from any third party customer, excluding internal development process (e.g. trait introgression for the benefit of the breeding program) and shall not accrue and/or become due or payable by the Purchaser in the event that - (a) the Sellers are in breach of a provision of this Agreement and such breach has materially affected the Purchaser’s ability to obtain the rights or benefits accruing to the Purchaser herein or under any Transaction Documents; and/or (b) the Sellers are in default in the performance of any of their obligations hereunder or under any Transaction Documents and such default has continued past the applicable cure period after notice was provided to the Sellers. For clarification, any revenues generated from any third party customer as of the Effective Date that relate to internal development process will transfer to the Purchaser and continue to be utilized with the Acquired Assets for the purposes of such development purposes, subject to the approval of such third-party, i.e. the National Research Council Canada, under the IRAP Agreements.

5.4.9.       Any payment of the Royalty Consideration by the Purchaser to NRGene CN or NRGene IL pursuant to this Section 2 shall be paid against an issuance of a valid tax invoice by the applicable party.

5.4.10.     Optional Exit Fee.

5.4.10.1.  For thirty six (36) months from the Closing Date (the “Initial Exit Period”), the Purchaser will have the irrevocable option, in its sole discretion, to terminate the obligation to pay the Royalty Consideration (“Royalties”) while maintaining the Licenses, with a one-time exit fee, in addition to any payment previously made and in addition to any other consideration hereunder due, in the sum of $20,000,000 CDN (“Initial Exit Fee”) to NRGene IL.

5.4.10.2.  In the event that Purchaser did not exercise its option to terminate the Royalties during the Initial Exit Period, it shall have an irrevocable option, in its sole discretion, during the thirty six (36) months following the expiry of the Initial Exit Period (the “Second Exit Period”), to terminate the Royalties while maintaining the Licenses, with a one-time exit fee, in addition to any payment previously made and in addition to any other consideration hereunder due, in the sum of $40,000,000 CDN (“Second Exit Fee”), to NRGene IL.

5.4.10.3.  Any option to terminate the Royalties beyond the Second Exit Period shall be agreed upon between the Parties in advance.

5.4.10.4.  In order to exercise the optional exits described above, the Purchaser shall notify the Sellers in accordance with Section 13.1 of this Agreement that it is paying the Initial Exit Fee or the Second Exit Fee, as applicable. Provided that the Initial Exit Fee or the Second Exit Fee, as applicable, is paid to the Sellers within thirty (30) days of such notice in immediately available funds to an account(s) specified by the Sellers, the notice shall be effective as of the date it was issued by the Purchaser thereby terminating all Royalty Consideration as of the date of the notice.

6.	Anti-Shelving

6.1.          Purchaser undertakes, at its own expense, to use commercially reasonable efforts to diligently develop or procure, the marketing, sale and commercialization of the Products.

6.2.          In the event that the Purchaser does not satisfy its obligations under Sections 6.4 and 6.5 hereunder within the timelines set out therein; then upon NRGene IL’s written notice to Purchaser (the “Exercise Notice”), the Purchaser shall be afforded Six (6) additional months from receipt of the Exercise Notice (the “Rectification Period”) to rectify the alleged breach forming the basis of the Exercise Notice and undertake further efforts to satisfy its obligations under Section 6.4 and 6.5. In the event that the Purchaser fails to rectify such default prior to the expiry of the Rectification Period or if NRGene IL does not withdraw the Exercise Notice prior to the expiry of the Rectification Period:

6.2.1.       the Purchaser shall grant (and hereby grants, effective upon the lapse of the Rectification Period), to NRGene IL, an exclusive, perpetual, irrevocable, transferable, sub-licensable, and fully paid-up right and license (with the right to sublicense through one or multiple tiers): to market, sell and otherwise commercialize and exploit the Product(s) worldwide, independently or with any third party; and

6.2.2.       the scope of the Licenses to which the Exercise Notice pertains and rights granted to Purchaser with respect to such Licenses under the Agreement shall be automatically rescinded with no further action required by the Parties to reflect the license rights of NRGene IL hereunder (e.g., the applicable Licenses granted to Purchaser shall be terminated so that the corresponding rights revert to NRGene IL).

6.3.          Notwithstanding anything else contained herein, an Exercise Notice shall not be issued by the Sellers or effective upon the Purchaser if Purchaser’s failure to satisfy its obligations under Sections 6.4 and 6.5, is due to either (i) Sellers’ material breach of their obligations, with respect to the Products or Licenses hereunder, or (ii) a Force Majeure event in accordance with Section 13.13.

6.4.          Purchaser shall ensure to meet an annual (with the 1st year commencing as of the First Commercial Sale for each Product) minimum sales target revenue of $5,000,000 CDN for each Product (the “Minimum Target”), provided that in the event that Purchaser does not meet the Minimum Target during any given annum, Purchaser shall be entitled to cure such deficiency within the next two annums (i.e. in the next two annums Purchaser shall meet the aggregate Minimum Target and compensate for the balance of each previous annum, provided that the carried sum does not exceed $2,000,000 CDN).

6.5.          In addition, Purchaser shall use its best efforts in order to commercialize the Products in accordance with the following milestones:

6.5.1.       By no later than December 31, 2024, Purchaser shall ensure the signing of at least one royalty-based out-licensing arrangement for the Canola CR Project with any of the largest four canola seed companies in Canada and with any of the largest five canola/rapeseed seed companies in Europe (minimum of two signed out licensing arrangements);

6.5.2.       By no later than December 31, 2025, Purchaser shall ensure the signing of at least one royalty-based out-licensing arrangement for the Canola Protein Project with any of the largest four canola seed companies in Canada and with any of largest five canola/rapeseed seed companies in Europe (minimum of two signed out licensing arrangements);

6.5.3.       By no later than December 31, 2024 and December 31, 2025 as stipulated in 6.5.1 and 6.5.2, respectively, all of the royalty-based out-licensing arrangements (“Enabling Agreements”) signed by Purchaser for the Canola Protein Project and the Canola CR Project shall commit the licensees in such arrangements to aggregate Gross Sales over the term of those licensing arrangements in an amount of $5,000,000 CDN.

6.5.4.       Purchaser shall execute and fund upon the defined budget and annual work plan attached hereto as Schedule 6.5.4, to support the completion of the development process and reaching the milestones above, for the Canola CR Project License and the Canola Protein Project License.

6.5.5.       In the event that the Minimum Targets and milestone 6.5.1, 6.5.2 and/or 6.5.3 are not satisfied by the applicable deadline for that milestone, then Sellers will immediately receive exclusive commercialization rights for that particular Project and will be entitled to freely use and to grant others the right to use that particular License, while being obligated to pay Purchaser an amount equal to twenty percent (20%) of all Gross Sales. For example, in the event that milestone 6.5.1 is not met in due time, the Sellers would receive exclusive commercialization rights for the Canola CR Project while at the same time the Canola Protein Project milestones that have been met will continue to be commercialized by Purchaser.

6.5.6.       The Purchaser shall notify Sellers of the occurrence of a breach by the counterparties to the Enabling Agreements which has not been cured as provided for in the applicable Enabling Agreement and which shall effect the milestones described in Section 6.5. Notwithstanding anything else contained herein, (a) the Purchaser shall not be liable for any breach by a counterparty of the Enabling Agreement provided that the Purchaser is using the best commercially reasonable efforts to enforce its rights under the Enabling Agreement; and (b) an Exercise Notice has not been issued by the Sellers or effective upon the Purchaser.

7.	Pre-Closing Covenants

7.1.          The Parties hereby agree and acknowledge that the due-diligence process conducted by Purchaser has been completed as of the Effective Date. The Purchase shall deposit the reminder of the amounts due under the Escrow Agreement with the escrow agent, no later than August 30, 2023 and shall provide a notice of such to the Sellers.

7.2.          Upon the execution of this Agreement and until the Closing Date or the expiration or termination of the Agreement (“Transition Period”), Sellers will keep the Ongoing Activities and make commercially reasonable efforts to maintain the assets and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees. Sellers will not engage in any practice, take any action, or enter into any transaction outside of its ordinary course of business with regard to the Acquired Assets without Purchaser’s consent, until the lapse of the Transition Period.

7.3.          Assignment

7.3.1.       During the Transition Period, the Sellers shall use commercially reasonable efforts to obtain the consents of third parties as may be necessary for the assignment of contracts, licenses or other choses in action contemplated to be assigned to the Purchaser under this Agreement.

7.3.2.       If any rights to be assumed by the Purchaser are not assignable by the Seller to the Purchaser and the Seller is unable to obtain the consent of other third parties or otherwise assign the contract, then, the Seller shall provide reasonable help and information to the Purchaser to aid the Purchaser to obtain such contracts as currently exist in the name of the Purchaser or otherwise hold such rights for the benefit of the Purchaser until such time as they may be assigned.

7.4.          Access and Inquiry

7.4.1.       The Sellers shall make available to the Purchaser all relevant books, records, purchasing and other financial and operational data and files of the Sellers, to the extent existing, and relating to the Ongoing Activities, Acquired Assets and the Assumed Liabilities to the extent reasonably requested by the Purchaser.

8.	Closing

8.1.          A material pre-condition to the Closing (as defined below) shall be the consummation of business combination between the Purchaser and Bite Acquisition Corp., and the related listing of the combined company on the New York Stock Exchange (the “IPO”), no later than November 30, 2023, or if required due to regulatory delays, an additional 30 calendar days, or any other date as agreed to by the Parties (the “IPO Deadline”). The parties agree that the IPO Deadline may be extended by up to 90 days if all IPO filing is completed and the only remaining requirement to complete the IPO is regulatory approval from the U.S. Securities and Exchange Commission and the New York Stock Exchange. If the Purchaser has not completed an IPO within such timeline, the Purchaser has the option to complete the Closing by way of cash payment.

8.2.          The Parties agree that in the event that a) the IPO is not consummated by the Purchaser prior to the IPO Deadline; or b) the Agreement does not close for any reason other than a breach of covenant by the Sellers pursuant to the Agreement, the Sellers shall be entitled to the sums detailed under the Escrow Agreement.

8.3.          Subject to the terms and conditions set out herein, the closing of the purchase and sale of the Acquired Assets (the “Closing”) shall take place no later than 15 days from the date of the IPO set to be on November 30, 2023, with the share value as of the date of the IPO (the time and date of the Closing being herein referred to as the “Closing Date”).

8.4.          Actions at Closing. At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

8.4.1.       Each Seller shall deliver to the Purchaser (as applicable) (the “Transaction Documents”):

(i)             executed deeds, bills of sales, endorsements, assignments, registrations and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to the Purchaser as shall be effective to vest in the Purchaser all of the right, title and interest of the Sellers in the Acquired Assets, free and clear of any Encumbrances, including without limitation Landlord and Sublandlord Consent Letter attached hereto as Schedule 2.4.1, a bill of sale attached hereto as Schedule 2.4.2(b), the Patent Assignment letters attached hereto as Schedule 2.1.4, and the Assigned Contracts attached hereto as Schedule 2.6;

(ii)            a copy of the resolutions adopted by the board of directors of each Seller approving and authorizing this Agreement, the Transaction Documents and all ancillary agreements and documents as provided hereunder and the transactions contemplated hereby;

(iii)          valid tax invoices issued by the Sellers addressed to the Purchaser, covering the Estimated Purchase Price paid to the Sellers pursuant to this Agreement;

(iv)          all filings, notifications and consents with, to or from governmental authorities or any third parties, on terms acceptable to the Purchaser, acting reasonably so that the transaction contemplated by this Agreement may be completed without resulting in the violation of, or default under, or any termination, amendment or acceleration of any obligation, right or benefit of the Acquired Assets;

(v)            a certificate of the Sellers Chief Executive Officer confirming Section 8.5.1 and Section 8.5.2;

(vi)          the Lock-Up Agreement;

(vii)         a waiver of the non-competition and/or non-solicitation provisions contained in the employment agreements between the Sellers and any Transferred Personnel;

(viii)        such other documents, instruments and certificates as may be reasonably requested to effect the transactions contemplated by this Agreement.

8.4.2.       The Purchaser shall submit the Cash Consideration to the NRGene CN all in accordance with Section 5.1.3 above.

8.4.3.       The Purchaser shall issue the Equity Consideration to NRGene IL all in accordance with Section 5.2 above.

8.5.           Purchaser’s Conditions to Closing. The Purchaser’s obligation to consummate the Closing is subject to the fulfilment, prior to or at the time of the Closing, of each of the following conditions:

8.5.1.       The representations and warranties of the Sellers contained herein and any other Transaction Document shall have been true and correct when made in all material respects and, if for any reason the Closing Date is not simultaneous with the execution of this Agreement, shall be true and correct in all material respects at the Closing as though made again at the Closing Date;

8.5.2.       The Sellers shall have performed and complied with all obligations and covenants required by this Agreement, and any other Transaction Document, to be performed or complied with by the Sellers prior to or at the Closing; and

8.5.3.       Delivery of the Transaction Documents.

8.6.          The conditions contained in this Section 8.5 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in this Section 8.5 are not fulfilled or complied with until the Closing Date, then the Agreement will terminate unless the Purchaser has provided waiver of any condition by notice in writing after that time to the Sellers.

8.7.          Seller’s Conditions to Closing. The Sellers’ obligation to consummate the Closing is subject to the fulfilment, prior to or at the time of the Closing, of each of the following:

8.7.1.       license agreements in relation to the NRgene IL Acquired assets and NRGene CN Acquired Assets as required and outlined herein;

8.7.2.       The representations and warranties of the Purchaser contained herein shall have been true and correct when made and, if for any reason the Closing Date is not simultaneous with the execution of this Agreement, shall be true and correct in all material respects at the time of the Closing as though made again at the Closing Date; and

8.7.3.       The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing.

8.8.          The conditions contained in this Section 8.7 are inserted for the exclusive benefit of the Sellers and may be waived in whole or in part by the Sellers at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in this Section 8.5 are not fulfilled or complied with by the Closing Date, then the Agreement will terminate unless the Sellers have provided waiver of any condition by notice in writing after that time to the Purchaser.

9.	Representations and Warranties of The Sellers

Each Seller hereby represents and warrants to the Purchaser jointly and severally as follows:

9.1.          Corporate

9.1.1.       NRGene IL is a limited liability company duly organized, validly existing under the laws of the state of Israel, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

9.1.2.       NRGene CN is a limited liability company duly organized, validly existing under the laws of the Province of British Columbia, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

9.1.3.       The execution, delivery and performance by both Sellers of this Agreement and all the Transaction Documents is within the power of each Seller and all corporate action on the part of each Seller, its shareholders and directors necessary for the authorization, execution, delivery, and performance of all of the applicable Seller’s obligations under this Agreement and the Transaction Documents and for the authorization and transfer of Acquired Assets has been taken at or prior to the Closing.

9.1.4.       This Agreement constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

9.1.5.       NRGene IL is not a non-resident of Canada for purposes of the Income Tax Act.

9.2.          Execution

9.2.1.       None of the execution and delivery of this Agreement or the Transaction Documents, the performance of the Sellers’ obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will (with or without the giving of notice or lapse of time, or both) (a) result in or constitute a breach of any term or provision of, or constitute a default under the articles or by-laws or other constating documents or any resolutions of the board of directors or shareholders of the Seller, or any contract to which the Sellers are a party; (b) result in the creation or imposition of any Encumbrance on the Acquired Assets; (c) contravene any applicable law; or (d) contravene any judgment, order, writ, injunction or decree of any governmental authority.

9.2.2.       No Person other than the Purchaser has any written agreement or option or any right or privilege (whether by law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option for the purchase or acquisition from the Sellers of any of the Acquired Assets, or of forming an Encumbrance against any of the Acquired Assets.

9.2.3.       Except as disclosed in Schedules 9.10 there is no requirement to obtain any consent, approval or waiver of a party in order to complete the transactions contemplated by this Agreement.

9.2.4.       To the Sellers’ knowledge, all necessary and reasonable legal steps have been taken by the Sellers to preserve its rights to the Intellectual Property and the Intellectual Property Rights. The Intellectual Property and the Intellectual Property Rights that is owned by the Sellers are, to the Sellers’ knowledge, owned free and clear of any Encumbrances, and no person other than the Sellers have any right to use that Intellectual Property or the Intellectual Property Rights except as disclosed in Schedule 9.11. The use by the Sellers of any Intellectual Property or any Intellectual Property Rights owned by third parties is valid, and the Sellers, to their knowledge, are not in default or breach of any licence agreement relating to that Intellectual Property or Intellectual Property Rights, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach, that would materially affect the Acquisition of Assets.

9.3.          Employees

9.3.1.       The Sellers have entered into enforceable confidentiality agreements with all employees that protect the Confidential Information and the Intellectual Property and the Intellectual Property Rights of the Sellers and third party licensors. All current and former officers and employees who have been involved in the development, modification or use of Intellectual Property and the Intellectual Property Rights of the Sellers, related to the Acquired Assets, or who have had access to the source code relating to Intellectual Property or the Intellectual Property Rights of the Acquired Assets have assigned all of their rights, title and interest in and to the Intellectual Property and the Intellectual Property Rights of the Acquired Assets to the Sellers, have expressly waived any moral rights in the Intellectual Property and the Intellectual Property Rights of the Acquired Assets, and have executed written agreements with the Sellers to that effect.

9.3.2.       To the Sellers’ knowledge, the Sellers are in compliance in all material respects with all, and the Sellers are not aware of any non-compliance in any material respect with any labour and employment legislation applicable to the Sellers and the Transferred Personnel, including all employment standards, human rights, labour relations, occupational health and safety, pay equity, employment equity, employee privacy and workers’ compensation or workplace safety and insurance legislation, there are no outstanding claims, complaints, investigations, prosecutions or orders under such legislation. There are no material internal complaints or investigations that are currently ongoing or would result in liability to the Sellers regarding claims of harassment or discrimination.

9.3.3.       To the Sellers’ knowledge, there are no complaints, claims or charges pending or outstanding or, to the knowledge of the Sellers, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Sellers under or in respect of any employment legislation. There are no appeals pending before the Workers’ Compensation Board involving the Sellers and all levies, assessments and penalties made against the Sellers pursuant to workers’ compensation legislation have been paid. The Sellers are not aware of any audit currently being performed by the Workers’ Compensation Board, and all payments required to be made in respect of termination or severance pay under employment standards legislation in respect of former employees or employees have been made. The Sellers are not indebted to the Transferred Employees in respect of any remuneration, including wages, holidays, or pay in lieu of notice, and all deductions and withholdings in respect of the Transferred Employees have been made up to and including the Closing Date;

9.4.          Intellectual Property

9.4.1.       NRGene IL owns all rights, title, and interest in and to the NRGene IL Acquired Assets, and all right, title and interest in and to the related Intellectual Property and the Intellectual Property Rights.

9.4.2.       NRGene CN owns all rights, title, and interest in and to the NRGene CN Acquired Assets, and all right, title and interest in and to the related Intellectual Property and the Intellectual Property Rights.

9.4.3.       The information provided to Purchaser in respect of US Patent Application Nos. 63/443744 and Patent Application No. 63/525688 comprises all of the material filed in the USPTO in respect of each application.

9.4.4.       US Patent Application Nos. 63443744 and Patent Application No. 63525688 as filed in the USPTO list all of the inventors of the subject matter of each of those patent applications and the listed owner of each of those patent applications owns all rights in those inventions of each inventor and will provide the related chain of title materials with the remainder of the closing documents of the transaction, demonstrating ownership of same by NRGene CN and/or NRGene IL.

9.4.5.       To the Sellers’ knowledge, there are no current or available claims of any third party with respect to the validity, enforceability or ownership of US Patent Application Nos. 63/443744 and Patent Application No. 63/525688 as pertains to the contents of those applications in the US or by priority claim elsewhere in the world, or to any of the other licensed or acquired intellectual property and know-how rights.

9.4.6.       Sellers are not aware of any additional intellectual property, know-how or other rights or assets owned by them to which license or access would be required by Seller to practice the rights licensed and acquired hereunder.

9.4.7.       As of the Closing Date, none of the Acquired Assets are subject to any outstanding judgment, decree, or order of any court or other governmental authority of competent jurisdiction or agreement restricting in any material manner the sale or transfer thereof by either Seller.

9.4.8.       Each Seller owns and has a right or license free and clear of all Encumbrances of any nature whatsoever to all of the Acquired Assets, and there are no restrictions on the sale, transfer, license, or assignment, as applicable, of any of the Acquired Assets.

9.4.9.       To the Sellers’ knowledge, and except as disclosed in Schedule 9.4.9, as of the Closing Date, there are no outstanding obligations, required consents or permissions, or contractual covenants of the Sellers which inhibit or prohibit in any way the ability of the Sellers to make the asset transfers and licenses outlined herein.

9.4.10.     To the Sellers’ knowledge, there are no restrictions (including applicable laws, government or regulatory restriction) or contractual covenants of the Sellers or any third parties which inhibit or prohibit in any way the ability of the Purchasers to use the intellectual property and know-how and other Acquired Assets outlined herein following their acquisition which are not outlined in this Agreement.

9.4.11.     To the Sellers’ knowledge, there are no financial obligations or any other liabilities or restrictions in favour of Sellers or any third parties which will be assumed by the Purchaser which inhibit or prohibit in any way the ability of the Purchasers to use the intellectual property and know-how and other Acquired Assets outlined herein following their acquisition other than those which have been disclosed to Purchaser herein and in the Acquired Contracts.

9.4.12.     The Sellers have not registered any new varieties, or breeder’s rights with respect to the Canola Protein Project or the Canola CR Projects.

9.5.          Material Contracts and Ongoing Activities

9.5.1.       The Acquired Assets are sufficient for the Purchaser to conduct the Ongoing Activities in substantially the same manner as is currently being conducted.

9.5.2.       There are no claims, whether or not purportedly on behalf of the Sellers, pending, commenced, or, to the knowledge of the Sellers, threatened, which might reasonably be expected to have a Material Adverse Effect or which might involve the possibility of an Encumbrance against the Acquired Assets.

9.5.3.       The Sellers have carried on and is carrying on the its business in compliance with all applicable laws, and is not in breach of any applicable laws, except for instances of non-compliance and breaches which are not, in the aggregate, material to the Sellers, and the Sellers have not received any notice of any alleged breach of or investigation under any such applicable laws.

9.5.4.       From the Effective Date, there has not been any Material Adverse Change in the affairs, prospects, operations or condition of the Acquired Assets or the Ongoing Activities and no event has occurred or circumstance exists which may result in such a Material Adverse Change.

9.5.5.       To the Sellers’ knowledge, there are no claims either in progress, or to the Sellers’ knowledge, pending or threatened, in connection with any taxes in respect of the Acquired Assets, nor in respect of ownership or validity of any of the intellectual property and know-how rights transferred or licensed hereunder.

9.5.6.       To the Sellers’ knowledge, the equipment included in the Acquired Assets pursuant to Section 2.4.2 are in good operating condition and repair, ordinary wear and tear excepted, and are reasonable fit and usable for the purpose in which they are being used.

9.5.7.       Except as disclosed to the Purchaser for review, the Ongoing Activities are not to the knowledge of the Sellers, bound by:

9.5.8.       any material Contract that expires or may be renewed at the option of any person other than the Sellers so as to expire more than one year after the date of this Agreement;

9.5.9.       any Contract for capital expenditures in excess of $100,000.00 in the aggregate;

9.5.10.     any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of the Sellers to engage in any line of business, compete with any other person, solicit any persons for any purpose, operate its assets at maximum production capacity or otherwise conduct its business, with regard to the Acquired Assets;

9.5.11.     any Contract with any person with whom the Sellers do not deal at arm’s length within the meaning of the Tax Act, with regard to the Acquired Assets;

9.5.12.     any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

9.5.13.     any Contract made out of the ordinary course; or

9.5.14.     any Contract that is material to the Ongoing Activities.

9.5.15.     To the Sellers’ knowledge, the Sellers are not in default or breach of any Assigned Contract, agreement, contract, understandings, undertakings, commitments and other arrangements (whether written or oral) comprising the Acquired Assets (“Acquired Asset Agreements”) and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach. To the Sellers’ knowledge, no counterparty to any Acquired Asset Agreement is in default of any of its obligations, the Sellers are entitled to all benefits under the Acquired Asset Agreements and the Sellers have not received any notice of termination under any Acquired Asset Agreement. To the Sellers’ knowledge, all Acquired Asset Agreements were duly authorized and executed by the Sellers.

9.5.16.     To the Sellers’ knowledge, there are no outstanding utilities or unpaid utility invoices with respect to the properties currently leased by NRGene CN.

9.6.          General

9.6.1.       The Parties acknowledge and agree that the Schedules and Annexes attached hereto includes all disclosure made by or on behalf of the Seller to the Purchaser. This Agreement does not contain any untrue statement of a material fact in respect of the affairs, prospects, operations or condition of the Acquired Assets, the Ongoing Activities or the transactions contemplated herein, or to the knowledge of the Sellers, omits any statement of a material fact necessary in order to make the statements in respect of, the affairs, prospects, operations or condition of the Acquired Assets, the Ongoing Activities or the transactions contemplated by the Agreement. There is no fact known to the Acquired Assets or the Ongoing Activities which materially and adversely affects the affairs, prospects, operations or condition of the Acquired Assets, the Ongoing Activities or the transactions contemplated herein which has not been set forth in this Agreement.

10.	Representations and Warranties of The Purchaser

The Purchaser represents and warrants that:

10.1.        The Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

10.2.        The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by the Purchaser do not violate the Purchaser’s governing documents or any previous agreement of the Purchaser.

10.3.        The Equity Consideration, when delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer pursuant to this Agreement, the Lock-Up Agreement, Purchaser’s articles of incorporation, and applicable securities laws.

10.4.        Purchaser has sufficient funds to pay the Cash Consideration at Closing and fulfil its obligations under this Agreement, including the provisions of Section 6.

10.5.        Other than as previously disclosed by the Purchaser to the Sellers as of the Closing Date or otherwise as set out in its public filings or SEC Form F-4 registration statement, the Purchaser has not been, is not currently a party to, nor is it aware of, any legal proceeding or claim which, in the opinion of management, is likely to be materially adverse to its business or financial results or condition. The Purchaser may become subject to legal proceedings and claims incidental to the operation of its business from time to time.

10.6.        The Purchaser has conducted a due diligence review with the assistance of professional advisors, to its satisfaction, of the Acquired Assets, based on information it requested and which was provided to it and, in making its determination to proceed with the transactions contemplated hereby, it has relied on the results of such due diligence process and its own investigation and analysis.

10.7.        The Purchaser has reviewed, investigated and assessed the provisions of all applicable laws that may be relevant to the transactions contemplated hereby and the construction, operation and maintenance of the Acquired Assets, has determined that the Acquired Assets are fit for the Purchaser’s purposes, and shall have no claims, rights or remedies of any nature against Sellers, or anyone acting on their behalf with regards to such matters.

11.	Transition Period Covenants

11.1.        The Parties hereto will during the Transition Period, without further consideration, do all acts and things, sign and execute all documents, agreements and deeds, and provide any further assurances, undertakings and information as may be reasonably required by the requesting party, and apply for or otherwise seek and use their reasonable best efforts to obtain all permits, approvals, third party consents and make all filings, as may be reasonably necessary for the purpose of consummating the transactions contemplated by this Agreement and the Transaction Documents and all the schedules stipulated hereunder.

11.2.        During the Transition Period, the Sellers covenant and agree to provide the following transition services to the Purchaser for the operation of the the Ongoing Activities:

11.2.1.     introduction to employees, and contractors and to provide reasonable efforts and connections to provide for the current personnel to remain with the Sellers; and

11.2.2.     the ability for the Purchaser to learn the operations of the Ongoing Activities to allow the Purchaser to continue the operations in a similar manner to the current operations immediately prior to the Closing.

11.3.        Non-Competition

11.3.1.     For the purposes of Section 2.1.1 herein, the Purchaser agrees that it shall not, directly or indirectly, compete with the Sellers’ activities as of the Closing in the field of Seedlings and/or Black Soldier Fly, including outside of the territory of Canada (the “Non-Competition Obligations”).

11.3.2.     In the event that the Sellers allege that the Purchaser is in breach of its Non-Competition Obligations, the Sellers may deliver a written notice to the Purchaser in accordance with Section 13.1 herein (in this section 11.3.2, a “Breach Notice”) demanding that Purchaser cease or discontinue from any actions alleged to be in breach of the Purchaser’s Non-Competition Obligations.

11.3.3.     If the Purchaser does not a) rectify the alleged breach of its Non-Competition Obligations within thirty (30) days of receipt of the Breach Notice, or b) dispute the allegations set out in the Breach Notice in accordance with Section 13.1 herein, the Seller shall be entitled to: (a) proceed against the Purchaser to pursue any rights or remedies against the Purchaser with respect to such breach of its Non-Competition Obligations; and (b) pursue any other remedy whatsoever available at law in the Sellers’ power.

11.3.4.     In the event the Purchaser’s dispute the alleged breach of its Non-Competition Obligations contained within the Breach Notice, the Purchaser shall notify the Sellers (in accordance with Section 13.1 herein) within Thirty (30) calendar days of receipt of the Breach Notice that is disputes said allegations (the “Dispute Notice”). Upon receipt of the Dispute Notice, the Parties shall undertake efforts to negotiate in good faith to resolve said dispute. If the Parties are unable to resolve this dispute attempting good faith negotiation within Thirty (30) calendar days of receipt by the Sellers of the Dispute Notice, the Parties shall proceed to arbitration in accordance with Section 13.11 herein.

12.	Survival and Indemnity

12.1.        All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing for the benefit of the other Party for a period of two (2) years following the Closing Date.

12.2.        Sellers shall defend and hold the Purchaser harmless from and against any and all claims, penalties, damages, costs, obligations, liabilities, losses, judgments, penalties, fines, direct damages, penalties reasonable expenses (collectively, “Losses”) suffered or sustained by Purchaser and arising from: (i) any breach of Sellers’ representations, warranties or undertakings in this Agreement, or (ii) any and all suits, claims, or other actions by third parties, resulting from or relating to the Acquired Assets.

13.	Miscellaneous

13.1.        Communications

All notices and other communications in connection with this Agreement shall be in writing, in English and shall be deemed delivered (i) immediately – if delivered by messenger or overnight courier, (ii) within four (4) Business Days – if posted by registered mail postage prepaid, or (iii) within one (1) Business Day after the successful transmission by fax, as evidenced by an automated transmission slip. Notices given by email shall only be considered to be validly served under this Agreement if the sender can show that (x) it has received both a “delivery receipt” and a “read receipt” from the email address provided below, or (y) it has sent a confirmation copy of the notice by post or courier as soon as reasonably possible or (z) the other Party responded to the e-mail. Notices shall be sent according to the following contact details or according to other contact details furnished by either party in accordance with this provision. A “Business Day” shall mean any day excluding a Saturday, Sunday or statutory holiday in the Province of Saskatchewan and or the state of Israel.

If to NRGene IL:		If to NRGene CN:		If to the Purchaser:

Attn:	Ehud Belder	Attn:	Ehud Belder	Attn:	Jason Zhao

Address:	5 Golda Meir St.,	Address:	101-110 Research	Address:	2305 Victoria Ave
	Ness Ziona		Drive, Saskatoon,		#001, Regina,
	7403649, Israel		Saskatchewan		SK S4P 0S7
S7N 3R3, Canada

Email:	udi.belder@nrgene.com	Email:	udi.belder@nrgene.com	Email:	jason.zhao@abovefood.com

13.2.        Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

13.3.        Expenses

Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense or cost.

13.4.        Taxes

13.4.1.     Each Party shall bear all its taxes and costs imposed on it in connection with the Agreement.

13.4.2.     Any payment of the sums due under this Agreement to the Sellers shall be paid against an issuance of a valid tax invoice by the applicable Seller. If any taxes are required to be withheld under applicable law, Purchaser will be responsible for withholding and paying such taxes to the applicable authorities, unless provided with a non-withholding and/or exemption certificate in advance.

13.5.        No Set-off

Except as expressly set forth in any Transaction Document or as otherwise mutually agreed to in writing by the Parties, neither Party shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Transaction Document; or (b) any other amounts claimed to be owed to the other Party arising out of this Agreement or any Transaction Document.

13.6.        Delays or Omissions; Waiver

13.6.1.     The rights of a Party may be waived by such Party only in writing and specifically; the conduct of any the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

13.6.2.     No delay or omission to exercise any right, power, or remedy accruing to any Party hereto upon any breach or default by the others under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

13.7.        Entire Agreement and Amendment

This Agreement (together with the Transaction Documents and the recitals, schedules, appendices, annexes and exhibits hereto) contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required. This Agreement may be amended or modified only by a written document signed by all the Parties hereto.

13.8.        Severability

13.8.1.     If a provision of this Agreement is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

13.8.2.     Where provisions of any applicable law resulting in such illegality, invalidity, voidability or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Agreement shall be deemed valid and binding agreement, in each case enforceable in accordance with its terms.

13.9.        Counterparts, Facsimile, Signatures

13.9.1.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.9.2.     Each Party agrees that this Agreement, the Transaction Documents and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. “Electronic signature” shall include, without limitation, any signature affixed by means of electronic signature software, faxed versions of original handwritten signatures or electronically scanned and transmitted versions (e.g., via pdf) of original handwritten signatures.

13.10.      Confidentiality; Public Announcements

13.10.1.   The Parties agree that the Agreement, the Transaction Documents and the transactions contemplated hereby and thereby will be considered confidential information as contemplated in and governed by that certain Mutual Nondisclosure Agreement dated July 10th 2023 between NRGene IL and Purchaser (the “NDA”).

13.10.2.   The foregoing notwithstanding, NRGene IL is an Israeli publicly traded company and thus (a) is required to make certain disclosures and publications under applicable laws which may include this Agreement, including the Parties identity, and/or the Parties’ discussions, such disclosures shall not be deemed as a breach of this Agreement; (b) Purchaser may not take any action with regard to NRGene IL’s securities which are not in accordance with applicable securities laws, such as (but not limited to) with regard to insider trading, and shall reasonably enforce such instructions on applicable employees and consultants who are aware or may become aware of this Agreement and/or the transactions hereunder, both constituting “Inside Information” until given disclosure by NRGene IL.

13.10.3.   The Partis will agree around the timing of the announcement and jointly agree to timing of subsequent announcements, and communications.

13.10.4.   Notwithstanding the foregoing, to the extent such disclosure is required by applicable law or the rules of any stock exchange, the Party seeking to make such disclosure shall be allowed to make so in accordance with advice of its attorneys.

13.11.       Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta without giving effect to choice of law rules. Any dispute or any matter arising hereunder shall be referred exclusively to an arbitration in accordance with the ICC rules, to be held in Calgary, Alberta in the English language.

13.12.       Status of the Parties

The Parties acknowledge and agree that they are separate entities and that they have each entered into this Agreement for independent business reasons, and that the execution and performance of this Agreement does not create a partnership or joint venture between them.

13.13.       Force Majeure

If the Purchaser fails or is unable to perform any and all duties and obligations under this Agreement by reason of a Force Majeure, the Purchaser shall not be liable to the Sellers during the period of the Force Majeure, provided however, if the performance of any obligation under this Agreement is delayed owing to a Force Majeure for any continuous period of more than thirty (30) days, the Parties will consult with respect to an equitable solution, including the possible termination of this Agreement.

The Purchaser shall notify the Sellers in writing within 72 hours after the Force Majeure event. The Purchaser shall make all commercially reasonable efforts in the circumstances to surmount the event of the Force Majeure and resume full performance as soon as possible.

The term “Force Majeure” shall be broadly interpreted and shall include acts of God; laws, orders, rules, regulations, acts and restraints of armies, militaries, enemies, terrorists, and governmental authorities; war, revolutions, mobilization, political and civil unrest or insurrection, embargos, disturbances and riots; epidemics, outbreak of disease and quarantine; inclement weather including floods, storms, tornados, hurricanes, tsunamis, earthquakes, volcanic eruptions and landslides; explosions and fire; labour issues including disputes, walkouts, strikes, slowdowns, lockouts and picketing; damage, destruction or expropriation of property; delays or defaults in or caused by, and shortages of, power, water, transportation and common carriers, facilities, labour, subcontractors, goods, materials and supplies; breakdowns in or the loss of production; the non-availability of relevant markets and the state of the marketplace; and any other event or occurrence beyond the reasonable control of the Purchaser.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the following Parties on the date first above written.

Sellers:		Purchaser:

NRGene Technologies Ltd.		Above Food Corp.

By:	/s/ Gil Ronen	By:	/s/ Lionel Kambeitz
Name:	Gil Ronen	Name:	Lionel Kambeitz
Title:	CEO	Title:	Executive Chairman

By:	/s/ Ehud Belder
Name:	Ehud Belder
Title:	CFO

NRGene Canada Inc.

By:	/s/ Gil Ronen
Name:	Gil Ronen
Title:	Director

By:	/s/ Ehud Belder
Name:	Ehud Belder
Title:	CFO